UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2012

Cardinal Bankshares Corporation

(Exact name of registrant as specified in its charter)

Virginia	0-28780	54-1804471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Jacksonville Circle, PO Box 215 Floyd, Virginia		24091
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (540) 745-4191

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 18, 2012, Cardinal Bankshares Corporation (the “Company”) entered into a Sixth Amendment to Employment Agreement with the Company’s President and Chief Executive Officer, R. Leon Moore. The agreement reinstates Mr. Moore’s prior employment agreement and: (i) extends the term of Mr. Moore’s employment to the date of his retirement, which date will not be later than December 31, 2012; (ii) provides for the continuation of health and dental insurance under the Company’s group health and dental insurance plans for Mr. Moore’s spouse until March 7, 2017; (iii) clarifies that Mr. Moore’s benefits under the Company’s Supplemental Executive Retirement Plan and Bank Owned Life Insurance Plan will not be disrupted and will continue following his retirement, resignation for good cause or termination without cause; and (iv) provides that the Company will be liable for reasonable attorney’s fees, litigation expenses and court costs in the event that Mr. Moore or a third party beneficiary brings suit against the Company to enforce the terms of the amended agreement and substantially prevails. The remaining terms of the original employment agreement remain unchanged.

At December 31, 2009, the term of the original employment agreement ended, but since that time, in general, the Company has continued compensating Mr. Moore in a manner similar to the compensation he was entitled to under the provisions of such agreement. Pursuant to the employment agreement, as amended in May 2007, Mr. Moore’s annual base salary was $225,000 and was subject to annual review. However, Mr. Moore accepted only $210,000 per year under the contract, and since its termination has received $210,000 as his salary in 2010 and 2011. Mr. Moore also was entitled to participate in all incentive compensation, retirement and other employee benefit plans provided by the Company and its wholly-owned subsidiary, Bank of Floyd, to their employees, and to participate in the Company’s Supplemental Executive Retirement Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL BANKSHARES CORPORATION

Dated: May 23, 2012	By:	/s/Michael D. Larrowe
Michael D. Larrowe Executive Vice President

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